Exhibit 10.1

ALLEGIANCE BANCSHARES, INC.
ANNUAL INCENTIVE PLAN

1.Purpose.

1.1Purpose. The purpose of the Allegiance Bancshares, Inc. Annual Incentive Plan (the "Plan") is to motivate and reward eligible employees by making a portion of their cash compensation dependent on the achievement of certain corporate, business unit and individual performance goals.

1.2Effective Date. The Plan is effective as of January 1, 2019 (the "Effective Date"), and shall remain in effect until it has been terminated pursuant to Section 9.6.

2.Definitions. The following terms shall have the following meanings:

2.1"Affiliate" means any corporation or other entity controlled by the Company.

2.2"Award" means an award granted pursuant to the Plan, the payment of which shall be contingent on the attainment of Performance Goals with respect to a Performance Period, as determined by the Committee pursuant to Section 6.1.

2.3"Base Salary" means the Participant's annualized rate of base salary on the last day of the Performance Period before (a) deductions for taxes or benefits and (b) deferrals of compensation pursuant to any Company or Affiliate-sponsored plans.

2.4"Board" means the Board of Directors of the Company, as constituted from time to time.

2.5"Cause" means:

(a)If the Participant is a party to an employment agreement with the Company or an Affiliate and such agreement provides for a definition of Cause, the definition contained therein; or

(b)If no such agreement exists, or if such agreement does not define Cause: (i) the commission of, or plea of guilty or no contest to, a felony or a crime involving moral turpitude or the commission of any other act involving willful malfeasance or material fiduciary breach with respect to the Company or an Affiliate; (ii) conduct that results in or is reasonably likely to result in harm to the reputation or business of the Company or any of its Affiliates; (iii) gross negligence or willful misconduct with respect to the Company or an Affiliate; or (iv) material violation of state or federal securities laws.

2.6"Change in Control" means the occurrence of any of the following events:  (i) the Company shall not be the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity other than a previously wholly‑owned subsidiary of the Company), (ii) a subsidiary of the Company operating as a Texas banking association is merged or consolidated into, or otherwise acquired by, an entity other than a wholly-owned subsidiary of the Company, (iii) the Company sells, leases or exchanges all or substantially all of its assets to any other person or entity (other than a wholly‑owned subsidiary of the Company), (iv) the Company is to be dissolved and liquidated, (v) any person or entity, including a "group" as contemplated by Section 13(d)(3) of the 1934 Act, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of the Company's voting stock (based upon voting power), or (vi) as a result of or in connection with a contested election of directors, the persons who were directors of the Company before such election shall cease to constitute a majority of the Board.  Notwithstanding anything herein to the contrary, and only to the extent that an Award is subject to Code Section 409A and would not otherwise comply with Code Section 409A, a "Change of Control" shall occur only to the extent that the definition of "Change of Control" set forth above may be interpreted to be consistent with Code Section 409A and the applicable Internal Revenue Service and Treasury Department regulations thereunder.

2.7"Code" means the Internal Revenue Code of 1986, as amended from time to time, including any regulations or authoritative guidance promulgated thereunder and successor provisions thereto.

2.8"Committee" means the committee appointed by the Board to administer the Plan pursuant to Section 3.1.

2.9"Company" means Allegiance Bancshares, Inc. a Texas corporation, and any successor thereto.

2.10"Disability" means, unless otherwise defined in an employment agreement between the Participant and the Company, a determination that a Participant is disabled for purposes of benefits under any long-term disability plan maintained by the Company or any Affiliate in which a Participant participates.

2.11"Participant" means as to any Performance Period, the employees of the Company or an Affiliate who are designated by the Committee to participate in the Plan for that Performance Period.

2.12"Performance Criteria" means the performance criteria upon which the Performance Goals for a particular Performance Period are based, which may include any of the following, or such other criteria as determined by the Committee in its discretion:

(a)the price of a share of the Company’s common stock;

(b)the Company's or an Affiliate's earnings per share;

(c)the Company's or an Affiliate's net earnings;

(d)the return on shareholders' equity achieved by the Company or an Affiliate;

(e)the Company's or an Affiliate's return on assets;

(f)the Company's or an Affiliate's net interest margin;

(g)the Company's or an Affiliate's efficiency ratio;

(h)the Company’s or an Affiliate's return on average tangible common shareholder’s equity;

(i)the Company’s or an Affiliate's loan growth;

(j)the Company’s or an Affiliate's deposit growth;

(k)the Company’s or an Affiliate's non-performing asset ratio; or

(l)the Company’s or an Affiliate's net charge-off ratio.

Such Performance Criteria may relate to the performance of the Company as a whole, a subsidiary, business unit, division, department, individual or any combination of these and may be applied on an absolute basis and/or relative to one or more peer group companies or indices, or any combination thereof, as the Committee shall determine.

2.13"Performance Goals" means the goals selected by the Committee, in its discretion, to be applicable to a Participant for any Performance Period. Performance Goals shall be based upon one or more Performance Criteria. Performance Goals may include a threshold level of performance below which no Award will be paid and levels of performance at which specified percentages of the Target Award will be paid and may also include a maximum level of performance above which no additional Award amount will be paid.

2.14"Performance Period" means the period for which performance is calculated with respect to an Award, which unless otherwise indicated by the Committee, shall be the Plan Year.

2.15"Plan" means the Allegiance Bancshares, Inc. Annual Incentive Plan, as hereafter amended from time to time.

2.16"Plan Year" means the calendar year.

2.17"Pro-Rated Award" means, in the Committee’s discretion, (a) an amount equal to the Award otherwise payable to the Participant for a Performance Period in which the Participant was actively employed by the Company or an Affiliate for only a portion thereof, or (b) the Target Award, such amount in (a) or (b) multiplied by a fraction, the numerator of which is the number of days the Participant was actively employed by the Company or an Affiliate during the Performance Period and the denominator of which is the number of days in the Performance Period.

2.18"Target Award" means the target award payable under the Plan to a Participant for a particular Performance Period, expressed as a percentage of the Participant's Base Salary. In special circumstances, the target award may be expressed as a fixed amount of cash.

3.Administration.

3.1Administration by the Committee. The Plan shall be administered by the Committee which shall consist of not less than two (2) members of the Board. Members of the Committee shall be appointed by the Board.

3.2Authority of the Committee. Subject to the provisions of the Plan and applicable law, the Committee shall have the power, in its discretion, in addition to other express powers and authorizations conferred on the Committee by the Plan, to: (a) designate Participants; (b) determine the terms and conditions of any Award; (c) determine whether, to what extent, and under what circumstances Awards may be forfeited or suspended; (d) interpret, administer, reconcile any inconsistency, correct any defect and/or supply any omission in the Plan or any instrument or agreement relating to, or Award granted under, the Plan; (e) establish, amend, suspend, or waive any rules for the administration, interpretation and application of the Plan; and (f) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

3.3Decisions Binding. All determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan shall be final, conclusive and binding on all persons, and shall be given the maximum deference permitted by law.

3.4Delegation by the Committee. The Committee, in its sole discretion, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company; provided, however, that the Committee may not delegate its responsibility to make Awards to executive officers.

3.5Agents; Limitation of Liability. The Committee may appoint agents to assist in administering the Plan. The Committee and each member thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished to it or him by any officer or employee of the Company, the Company's certified public accountants, consultants or any other agent assisting in the administration of the Plan. Members of the Committee and any officer or employee of the Company acting at the direction or on behalf of the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

4.Eligibility and Participation.

4.1Eligibility. Employees of the Company and its participating Affiliates are eligible to participate in the Plan.

4.2Participation. The Committee, in its discretion, shall select the persons who shall be Participants for each Performance Period. Only eligible individuals who are designated by the Committee to participate in the Plan with respect to a particular Performance Period may participate in the Plan for that Performance Period. An individual who is designated as a Participant for a given Performance Period is not guaranteed or assured of being selected for participation in any subsequent Performance Period.

4.3New Hires; Newly Eligible Participants. An individual who becomes a Participant after the first day of the Performance Period will be eligible to receive the full amount of his or her Award or a Pro-Rated Award, at the discretion of the Committee.

4.4Leaves of Absence. If a Participant is on a leave of absence for a portion of a Performance Period, the Participant will be eligible to receive a Pro-Rated Award reflecting participation for the period during which he or she was actively employed and not any period when he or she was on leave.

5.Terms of Awards.

5.1Determination of Target Awards. Prior to, or reasonably promptly following the commencement of each Performance Period, the Committee, in its sole discretion, shall establish the Target Award for each Participant, the payment of which shall be conditioned on the achievement of the Performance Goals for the Performance Period.

5.2Determination of Performance Goals and Performance Formula. Prior to, or reasonably promptly following the commencement of, each Performance Period, the Committee, in its sole discretion, shall establish in writing the Performance Goals for the Performance Period and shall prescribe a formula for determining the percentage of the Target Award (which may be greater than 100%) which may be payable based upon the level of attainment of the Performance Goals for the Performance Period. The Performance Goals shall be based on one or more Performance Criteria, each of which may carry a different weight, and which may differ from Participant to Participant.

5.3Adjustments. The Committee is authorized to adjust or modify the calculation of a Performance Goal for a Performance Period in its sole discretion.

6.Payment of Awards.

6.1Determination of Awards.

(a)Following the completion of each Performance Period, the Committee shall determine the extent to which the Performance Goals have been achieved or exceeded. Subject to Section 6.1(c), if the minimum Performance Goals established by the Committee are not achieved, then no payment will be made.

(b)To the extent that the Performance Goals are achieved, the Committee shall determine the extent to which the Performance Goals applicable to each Participant have been achieved and shall then determine the amount of each Participant's Award.

(c)In determining the amount of each Award, the Committee may reduce, eliminate or increase the amount of an Award if, in its sole discretion, such reduction, elimination or increase is appropriate.

6.2Form and Timing of Payment. Except as otherwise provided herein, as soon as practicable following the Committee's determination pursuant to Section 6.1 for the applicable Performance Period, each Participant shall receive a cash lump sum payment of his or her Award, less required withholding.

6.3Employment Requirement. Except as otherwise provided in Section 7, no Award shall be paid to any Participant who is not actively employed by the Company or an Affiliate on the date that Awards are paid.

6.4Deferral of Awards. The Committee, in its sole discretion, may permit a Participant to defer the payment of an Award that would otherwise be paid under the Plan. Any deferral election shall comply with Code Section 409A to the extent applicable and shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion.

7.Termination of Employment. Except as otherwise provided herein, if a Participant's employment terminates for any reason prior to the date that Awards are paid, all of the Participant's rights to an Award for the Performance Period shall be forfeited. However, the Committee, in its sole discretion, may pay a Pro-Rated Award if a Participant's employment terminates prior to such date other than for Cause and other than by the Participant's resignation (including by reason of death or Disability). Such Pro-Rated Award will be paid in a cash lump sum within sixty days after the date of termination of the Participant's employment. Notwithstanding the foregoing, if a Participant's employment is terminated for Cause or by the Participant's resignation, the Participant shall in all cases forfeit any Award not already paid.

8.Change in Control. If a Change in Control occurs during a Performance Period, the Committee, in its discretion, shall act to effect one of the following alternatives with respect to outstanding Awards: (a) each Participant will receive his or her Target Award, without regard to actual performance and without proration for less than the full Performance Period; (b) each Participant will receive an amount equal to his or her Target Award multiplied by a fraction, the numerator of which equals the number of days that have elapsed since the beginning of the Performance Period through and including the date of the Change in Control and the denominator of which equals the number of days in the Performance Period; or (c) Awards will be calculated based on the Company's performance as of the date of the Change in Control. Awards paid in connection with a Change in Control will be paid in a cash lump sum as soon as practicable following the Change in Control, but in no event later than March 15 of the calendar year immediately following the calendar year in which the Change in Control occurs.  Notwithstanding anything herein to the contrary, a Participant must be actively employed by the Company or an Affiliate on the date of a Change in Control to receive payment of an Award in connection with a Change in Control.

9.General Provisions.

9.1Compliance with Legal Requirements. The Plan and the granting of Awards shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.

9.2Non-transferability. A person's rights and interests under the Plan, including any Award previously made to such person or any amounts payable under the Plan may not be assigned, pledged, or transferred, except in the event of the Participant's death, to a designated beneficiary in accordance with the Plan, or in the absence of such designation, by will or the laws of descent or distribution.

9.3No Right to Employment. Nothing in the Plan or in any notice of Award shall confer upon any person the right to continue in the employment of the Company or any Affiliate or affect the right of the Company or any Affiliate to terminate the employment of any Participant.

9.4No Right to Award. Unless otherwise expressly set forth in an employment agreement signed by the Company and a Participant, a Participant shall not have any right to any Award under the Plan until such Award has been paid to such Participant and participation in the Plan in one Performance Period does not connote any right to become a Participant in the Plan in any future Performance Period.

9.5Withholding. The Company shall have the right to withhold from any Award any federal, state or local income and/or payroll taxes required by law to be withheld and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to an Award.

9.6Amendment or Termination of the Plan. The Board or the Committee may, at any time, amend, suspend or terminate the Plan in whole or in part. Notwithstanding the foregoing, no amendment shall adversely affect the rights of any Participant to Awards allocated prior to such amendment, suspension or termination without such Participant's consent.

9.7Unfunded Status. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company and any Participant, beneficiary or legal representative or any other person. To the extent that a person acquires a right to receive payments under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

9.8Governing Law. The Plan shall be construed, administered and enforced in accordance with the laws of Texas without regard to conflicts of law.

9.9Beneficiaries. To the extent that the Committee permits beneficiary designations, any payment of Awards due under the Plan to a deceased Participant shall be paid to the beneficiary duly designated by the Participant in accordance with the Company's practices. If no such beneficiary has been designated or survives the Participant, payment shall be made by will or the laws of descent or distribution.

9.10Code Section 409A. It is intended that payments under the Plan qualify as short-term deferrals exempt from the requirements of Code Section 409A. In the event that any Award does not qualify for treatment as an exempt short-term deferral, it is intended that such amount will be paid in a manner that satisfies the requirements of Code Section 409A. The Plan shall be interpreted and construed accordingly.

9.11Expenses. All costs and expenses in connection with the administration of the Plan shall be paid by the Company.

9.12Section Headings. The headings of the Plan have been inserted for convenience of reference only and in the event of any conflict, the text of the Plan, rather than such headings, shall control.

9.13Severability. In the event that any provision of the Plan shall be considered illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, but shall be fully severable, and the Plan shall be construed and enforced as if such illegal or invalid provision had never been contained therein.

9.14Gender and Number. Except where otherwise indicated by the context, wherever used, the masculine pronoun includes the feminine pronoun; the plural shall include the singular, and the singular shall include the plural.

9.15Non-Exclusive. Nothing in the Plan shall limit the authority of the Company, the Board or the Committee to adopt such other compensation arrangements, as it may deem desirable for any Participant.

9.16Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding upon any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the assets of the Company.

9.17Clawback. Notwithstanding any other provisions in this Plan, the Company may cancel any Award, require reimbursement of any Award by a Participant, and effect any other right of recoupment of compensation provided under the Plan in accordance with any Company policies that may be adopted and/or modified from time to time ("Clawback Policy"). In addition, a Participant may be required to repay to the Company previously paid compensation, whether provided pursuant to the Plan, in accordance with the Clawback Policy. By accepting an Award, the Participant is agreeing to be bound by the Clawback Policy, as in effect or as may be adopted and/or modified from time to time by the Company in its discretion (including, without limitation, to comply with applicable law or stock exchange listing requirements).

The action permitted to be taken by the Board under this Section 9.17 is in addition to, and not in lieu of, any and all other rights of the Board and/or the Company under applicable law and shall apply notwithstanding anything to the contrary in the Plan.